FORM 8-K

EXHIBIT 99.1

newsrelease

   CTS CORPORATION Elkhart, Indiana 46514 • (574) 293-7511

January 26, 2004

FOR RELEASE:  Immediately

CTS FINISHES 2003 WITH EXCELLENT FOURTH QUARTER

Elkhart, IN...CTS Corporation (NYSE:CTS) today announced fourth quarter revenues of $132.0 million, up $23.5 million, or 22%, over the third quarter of 2003. On a year-over-year basis, fourth quarter revenues were up 13%. The strong fourth quarter represented the best quarterly sales results since the second quarter of 2001.

Earnings for the fourth quarter of $3.9 million, or $0.11 per share diluted, were the best results from normal operations since fourth quarter of 2000. The Company reported net earnings of $6.1 million, or $0.17 per share, in the third quarter of 2003 which included a favorable income tax adjustment of $7.9 million, or $0.22 per share, and an asset impairment charge of $3.4 million after-tax, or $0.10 per share.

Full-year 2003 revenues were $463.0 million, $5.2 million, or 1%, over 2002. Excluding the impact of the previously announced end-of-life products, 2003 revenues increased approximately 5%.

Full-year 2003 net earnings were $12.6 million, or $0.36 per share, versus the reported loss of $17.9 million, or a loss per share of $0.54, for 2002.

Demand growth in computing and communications markets were major drivers to the higher fourth quarter sales, benefiting both the EMS segment and the Components and Sensors segment. Normal seasonal patterns also contributed as automotive production resumed after summer shutdowns and mobile handset production ramped up to support holiday sales.

Commenting on the fourth quarter results, Donald Schwanz, CTS Chairman and Chief Executive Officer, said “Fourth quarter results showed the first real signs of an upturn in demand in the communications and computing markets we serve. Communications infrastructure markets showed strong growth, pushing our EMS sales to this market to record levels and driving frequency component sales to their highest levels since the 2001 downturn. This is a market where we have been growing share and believe we can be a strong player as growth resumes.”

“While fourth quarter demand growth was encouraging, we remain cautious in our outlook for 2004, and are planning for sales growth in the range of 3% - 6%. Full-year EPS is expected to grow to a range of $0.40 to $0.44. This includes an expected one-time gain of $0.06 per share from the pending sale of excess land in Canada and reflects a reduction in pension income by approximately $0.07 per share on more conservative assumptions,” added Schwanz.

General Comments:

•	Free cash flow, defined as operating cash flow net of all investing activities, was $6.8 million for the fourth quarter and $20.0 million for full-year 2003. Free cash flow for the full-year 2002 was $12.4 million.

•	Total debt decreased to $75.9 million, down $5.1 million from the third quarter of 2003 and down $19.5 million from year-end 2002. The debt to capitalization ratio was 21%, down from 27% at the end of 2002.

•	Cash balances at the end of 2003 were $25.3 million, up from $9.2 million at the end of 2002.

FOURTH QUARTER RESULTS - SEGMENT INFORMATION
(Dollars in millions)

	Fourth Quarter 2003		Fourth Quarter 2002		Third Quarter 2003
		Segment		Segment		Segment
	Net	Operating	Net	Operating	Net	Operating
	Sales	Earnings	Sales	Earnings	Sales	Earnings*

Components & Sensors	$67.1	$3.8	$64.5	$0.1	$61.5	$1.5
Electronics Manufacturing Services (EMS)	64.9	3.6	52.0	2.9	47.0	2.4

Total	$132.0	$7.4	$116.5	$3.0	$108.5	$3.9

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*	Excludes asset impairments of $4.6 million.

Components & Sensors:   Components and sensors sales increased by $2.6 million, or 4%, from the fourth quarter of 2002. After giving consideration to “end-of-life” products for certain cell phone components, sales increased 8% over last year´s fourth quarter sales. Segment sales increased by 9% over the third quarter of 2003. Segment operating earnings increased substantially over both last year´s fourth quarter and the 2003 third quarter as a result of improved volume, particularly for automotive sensors, and favorable product mix, cost reductions and increased efficiencies across all product lines.

EMS:   EMS fourth quarter sales increased by $12.9 million, or 25%, from the fourth quarter of last year, primarily as a result of higher volumes in the communications infrastructure and computer storage systems end markets.

The fourth quarter 2003 EMS sales rose by $17.9 million, or 38%, over third quarter 2003, due to higher computer end-market demand for high-end storage systems and strong demand for communications infrastructure products. The impact of the higher sales improved the level of segment operating earnings.

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The foregoing are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management´s expectations, certain assumptions and currently available information. Actual results may differ materially from those reflected in the forward-looking statements due to a variety of geopolitical, economic, health, industry and other factors which could affect the Company's operating results, liquidity and financial condition. Investors are encouraged to examine the Company´s SEC filings, which more fully describe the risks and uncertainties associated with the Company´s business.

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CTS Corporation is a leading designer and manufacturer of electronic components and sensors, and a provider of EMS products and services for the automotive, computer and communications markets. We manufacture products in North America, Europe and Asia. Our network of direct sales personnel, independent manufacturers´ representatives and electronic distributors provides worldwide sales coverage. Our stock is traded on the NYSE under the ticker symbol "CTS." To find out more, visit our Web site at www.ctscorp.com.

Contact:	Vinod M. Khilnani, Sr. Vice President and Chief Financial Officer, or
George T. Newhart, Vice President Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone (574) 293-7511 FAX (574) 293-6146
www.ctscorp.com

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) - UNAUDITED
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended

	December 31,		December 31
	2003	2002	2003		2002

Net sales	$132,025	$116,542	$462,987		$457,804
Costs and expenses:
Cost of goods sold	104,571	93,185	366,275		365,486
Cost of goods sold — one-time charges (2)	—	—	—		1,289 (2)
Selling, general and administrative expenses	14,692	14,806	56,857		63,337
Research and development expenses	5,393	5,574	21,476		24,118
Restructuring and impairment charges	—	—	4,563		18,343

Operating earnings (loss)	7,369	2,977	13,816		(14,769)
Other expenses (income):
Interest expense	1,678	2,496	7,688		10,240
Other	428	(246)	(120)		(1,209)

Total other expenses	2,106	2,250	7,568		9,031

Earnings (loss) before income taxes	5,263	727	6,248		(23,800)
Income tax expense (benefit)	1,316	182	(6,327	)(1)	(5,950)

Net earnings (loss)	$3,947	$545	$12,575		$(17,850)

Net earnings (loss) per share:

Basic	$0.11	$0.02	$0.36		$(0.54)

Diluted	$0.11	$0.02	$0.36		$(0.54)

Cash dividends declared per share	$0.03	$0.03	$0.12		$0.12

Average common shares outstanding:
Basic	35,793	33,855	34,723		33,148
Diluted	36,034	34,097	34,989		33,148

(1)	Income tax benefit includes $7.9 million relating to the reversal of income tax reserves due to expiration of certain statutory limitations.

(2)

Cost of goods sold includes restructuring-related, one-time charges of $1.3 million, for the twelve-month period ended December 31, 2002, consisting primarily of equipment relocation and other employee-related costs. The twelve-month period ended December 31, 2002 also includes a one-time gain from a customer reimbursement of $3.1 million.

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